Exhibit 99.12

Celebrity Chef Eric LeVine Joins The Pazoo Team Bringing All Things Food To WWW.PAZOO.COM

CEDAR KNOLLS, N.J., October 9, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce the signing of Celebrity Chef Eric LeVine. Chef Eric will be the lead Pazoo Cooking Expert on Pazoo.com and will supply Pazoo and its millions of visitors healthy recipes and cooking advice on how to make exquisite food that is healthy at the same time.

The International Chef’s Association named Chef Eric Creative Caterer of the Year and Chef of the Year – the only American chef to receive that distinction. Complimenting the industry recognition was the tremendous media attention Chef Eric has received.  He's been twice featured in Wine Spectator Magazine with an Award of Excellence.  USA Today recognized him as one of the Top Ten New American Chefs and The New York Times honored his restaurant, Pleiades, with a three-star rating.

Food Art Magazine named Chef Eric one of the Top Ten Chefs in America.  He was featured in Jezebel Magazine in the Top Twenty Chefs of Distinction.  Catering Magazine, Cater Source Magazine and Chef Magazine all recognized him for his creative small plate creations and trend setting approach. He has also made numerous network appearances across NBC, ABC, Fox5, and The Food Network where he became a 2011 winner of Chopped, the network's highest rated show.

The media continues to celebrate Chef Eric and his most recent cookbook "Stick It, Spoon It, Put It in a Glass".  This literary feast for the eyes is fast becoming a culinary 'must' to caterers, restaurateurs and home chefs alike. His newest cookbook- available November 2013, “Small Bites Big Flavors” is written for the home chef who wants to create fun dishes that are sure to please a variety of palettes at all types of gatherings, large and small. With recipes bursting with flavor, Chef Eric offers innovative takes on tried and true favorites. Chef Eric is owner of EXQ Consulting, sits on the advisory board at Chef Magazine, and serves as a contributing editor.  He also serves as the International Caterers Association Culinary Council Chairman.   He is also co-owner of Sarah's Bakery and Morris Tap & Grill.

A five-time cancer survivor, Chef Eric knows the importance of a support circle in fighting this life-threatening disease.  He advocates for the American Cancer Society and has been recognized by the Society with their prestigious Heart and Soul Award.  Paying his good fortune forward is at the heart of Chef Eric's work.  He continues to teach master classes and seminars for CaterSource, Event Solutions & The International Caterers Association. Through teaching thousands of caterer’s new and innovative ways to better their business, Eric's committed to growing the success of the industry that he's always loved.

As a youngster growing up in Brooklyn, Eric started testing recipes on friends and family at 10-years old and by 20-years old, he was already working with the world's most famous chefs.  Chef Eric studied at The Culinary Institute of America in Hyde Park, New York and soon after graduation, worked under celebrity chef David Burke at the River Café.

From there, he went on to build a world-wide repertoire.  It's Chef Eric's belief that to become a truly accomplished chef, one must be aware of every culinary style.  Working with Chef Jean-Louis Le Massion from Le Petite Café in France, he learned how to finesse the romance of a dish.  From his tenure with Chef Giovanni Brunell at Il Tratattoire da Familia in Italy, he learned how to infuse passion and robust flavor into his cooking.  From there, he studied with Master Chef Lee Ho of Otani from Japan where he learned how to meld old-world practices with modern cuisine.

Chef Eric commented, “I'm so excited to share my passion for cooking with the Pazoo community.  I love to take old recipes and make them new, with healthier but still very flavorful ingredients.  Sharing a meal with your family & friends nurtures your relationships and celebrates life.  Fire it up!"

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: October 9, 2013